NEWS RELEASE

	Contacts:	Billy F. Mitcham, Jr., President & CEO Mitcham Industries, Inc. 936-291-2277
FOR IMMEDIATE RELEASE		Jack Lascar / Karen Roan DRG&L 713-529-6600

MITCHAM INDUSTRIES REPORTS FISCAL 2013
THIRD QUARTER RESULTS

HUNTSVILLE, TX – December 4, 2012 – Mitcham Industries, Inc. (NASDAQ: MIND) (the “Company”) today announced financial results for its fiscal 2013 third quarter ended October 31, 2012.

Total revenues for the third quarter were $18.6 million compared to $28.0 million in the third quarter of fiscal 2012. Equipment leasing revenues were $11.1 million in the third quarter compared to $17.4 million in the same period last year. Seamap sales were $4.5 million compared to $6.2 million a year ago. The Company reported a net loss for the third quarter of $1.2 million, or $(0.10) per share, compared to net income of $6.8 million, or $0.52 per diluted share, in the third quarter of fiscal 2012. EBITDA (earnings before interest, taxes, depreciation and amortization) for the third quarter of fiscal 2013 was $6.4 million, or 35% of revenues, compared to $16.6 million, or 59% of revenues, in the same period last year. EBITDA, which is not a measure determined in accordance with United States generally accepted accounting principles (“GAAP”), is defined and reconciled to reported net income and cash provided by operating activities, the most comparable GAAP measures, in the accompanying financial tables.

Bill Mitcham, President and CEO, stated, “Our third quarter results primarily reflect the impact of lower activity in certain geographic areas. While we had expected continued softness in the leasing business this quarter and anticipated that leasing revenues would be significantly below last year’s record third quarter, it is fair to say that the level of activity was less than we had expected. Activity levels in Latin America in the third quarter did increase over the second quarter of this year, yet the pick-up was less than we expected. Ongoing project delays, due in large part to permitting issues, continued to impact our results in that region. We saw decreased activity levels in North America during the third quarter due to what we believe is a temporary slow-down in activity as some of our customers completed certain projects and began transitioning to new ones. European activity levels remain subdued, with no pick-up yet in that region, although we are beginning to see improved bid activity there. Marine leasing activity remained solid, continuing its steady performance since the beginning of the current fiscal year. As anticipated, Seamap revenues were lower compared to the second quarter and to last year’s third quarter due to equipment delivery schedules, with no large systems delivered during the quarter.

“We currently expect to see a stronger fourth quarter and first quarter of fiscal 2014 in our leasing business. In Latin America, while activity has not picked up as quickly as expected, we are seeing additional jobs begin and have contracted for a few large projects scheduled to begin in the first quarter of fiscal 2014. We are also seeing demand for additional types of equipment in Latin America, including three-component digital and cable-free recording systems.

“We anticipate strong winter seasons in Canada and Russia this year. In Canada, we are seeing substantial demand for conventional cabled systems as well as for three-component digital recording equipment. As a result of the purchase of used three-component equipment we made earlier this year and purchases of new equipment we have scheduled for the fourth quarter, we expect to have significantly more equipment deployed in Canada this winter season as compared to last year. Demand in Russia also appears to be stronger this winter compared to last year. Therefore, we have repositioned some equipment from other geographic regions into the Russian market for the winter season.

“We anticipate marine leasing activity to remain solid, driven by continued overall strength in the marine seismic market. As we stated last quarter, we expect a good fourth quarter at Seamap as a result of scheduled deliveries and new orders from marine contractors, who continue to expand the technical capabilities of their vessels. The marine seismic market is active, with numerous new vessels announced for the next 12 to 36 months, which bodes well for both Seamap sales and marine leasing going forward.

“Despite a decline in operating income in the first nine months of this fiscal year as compared to last, we have generated significant cash flow from operations and free cash flow. We believe that we have considerable financial resources on hand and access to additional capital, when needed, and believe this financial strength allows us to take advantage of new business opportunities as they arise.

“In November, we continued our long-standing relationship with Sercel by entering into two new equipment purchase agreements. Under the terms of the agreements, we are the exclusive authorized third-party lessor for the DSU3 three-component digital product through December 31, 2013 and for the Unite cable-free product through September 30, 2014. We have agreed to purchase certain quantities of each of the products during the term of the agreements and are very pleased to continue our 16-year relationship with Sercel and with the opportunity to expand our DSU3 and Unite product offerings.”

FISCAL 2013 THIRD QUARTER RESULTS

Total revenues for the third quarter of fiscal 2013 were $18.6 million compared to $28.0 million a year ago. A significant portion of the Company’s revenues are typically generated from geographic areas outside the United States, and during the third quarter of fiscal 2013, the percentage of revenues from international customers was approximately 81% compared to 71% in the third quarter of fiscal 2012.

Equipment leasing revenues, excluding equipment sales, were $11.1 million compared to $17.4 million in the same period a year ago. The decline in equipment leasing revenues was primarily attributable to lower land leasing activity levels in the United States and in Europe. Lease pool equipment sales were $1.9 million for the third quarter of fiscal 2013 compared to $2.4 million in the third quarter a year ago. Sales of new seismic, hydrographic and oceanographic equipment were $1.1 million as compared to $2.0 million in the same period a year ago.

Seamap equipment sales for the third quarter of fiscal 2013 were $4.5 million compared to $6.2 million in the same period a year ago, consisting of after-market business including replacement parts, engineering services and ongoing support and repair services. As expected, based on delivery schedules, there were no large GunLink or BuoyLink system deliveries in this year’s third quarter as compared to the sale of one GunLink 4000 system and one BuoyLink system in the third quarter a year ago.

Lease pool depreciation expense in the third quarter of fiscal 2013 was $8.3 million compared to $7.2 million in the same period a year ago, representing a 15% increase. This increase resulted from additions made to the Company’s lease pool during fiscal 2012 and the first nine months of fiscal 2013 of approximately $69 million and $27 million, respectively.

Gross profit in the third quarter of fiscal 2013 was $4.4 million compared to $14.3 million a year ago primarily due to lower equipment leasing revenues and higher depreciation expense.

General and administrative expenses for the third quarter of fiscal 2013 were $5.9 million compared to $5.0 million in the same period a year ago due to costs associated with expanded operations in Colombia, Singapore and Hungary. Included in fiscal 2013 third quarter results are approximately $400,000 in foreign exchange losses incurred by the Company’s foreign subsidiaries due to strength of the U.S. dollar compared to local currencies. The Company reported an income tax benefit in the third quarter of fiscal 2013 of approximately $1.0 million.

FISCAL 2013 FIRST NINE MONTHS RESULTS

Total revenues for the first nine months of fiscal 2013 were $76.3 million compared to $75.8 million for the first nine months of fiscal 2012. Equipment leasing revenues were $43.0 million in the first nine months of fiscal 2013 compared to $46.5 million in the same period a year ago. Lease pool equipment sales in the first nine months of fiscal 2013 were $7.4 million versus $3.1 million in the first nine months of fiscal 2012. Sales of new seismic, hydrographic and oceanographic equipment for the first nine months of fiscal 2013 were $3.6 million compared to $5.2 million in the comparable period of fiscal 2012. Seamap equipment sales for the first nine months of fiscal 2013 were $22.3 million compared to $21.1 million in the same period of last year.

Gross profit for the first nine months of fiscal 2013 was $28.6 million compared to $36.5 million in the first nine months of fiscal 2012. Net income was $13.6 million, or $1.03 per diluted share, compared to $14.2 million, or $1.21 per diluted share, for the first nine months of fiscal 2012. Results for the first nine months of fiscal 2013 include a tax benefit of approximately $5.3 million resulting from the settlement of outstanding tax issues in the second quarter of fiscal 2013. Without this benefit, net income for the first nine months of fiscal 2013 would have been approximately $0.63 per diluted share. EBITDA for the first nine months of fiscal 2013 was $36.5 million, or 48% of total revenues, compared to $41.0 million, or 54% of total revenues, in the first nine months of fiscal 2012.

CONFERENCE CALL

The Company has scheduled a conference call for Wednesday, December 5, 2012 at 9:00 a.m., Eastern Time, to discuss its fiscal 2013 third quarter results. To access the call, please dial (888) 450-9962 and ask for the Mitcham Industries call at least 10 minutes prior to the start time. Investors may also listen to the conference live on the Mitcham Industries corporate website, http://www.mitchamindustries.com, by logging on that site and clicking “Investors.” A telephonic replay of the conference call will be available through December 12, 2012 and may be accessed by calling (866) 949-7821. A web cast archive will also be available at http://www.mitchamindustries.com shortly after the call and will be accessible for approximately 90 days. For more information, please contact Donna Washburn at DRG&L at (713) 529-6600 or email dmw@drg-l.com.

* * *

Mitcham Industries, Inc., a geophysical equipment supplier, offers for lease or sale, new and “experienced” seismic equipment to the oil and gas industry, seismic contractors, environmental agencies, government agencies and universities. Headquartered in Texas, with sales and services offices in Calgary, Canada; Brisbane, Australia; Singapore; Ufa, Bashkortostan, Russia; Budapest, Hungary; Lima, Peru; Bogota, Colombia and the United Kingdom, Mitcham conducts operations on a global scale and is the largest independent exploration equipment lessor in the industry. Through its Seamap business, the Company designs, manufactures and sells specialized seismic marine equipment.

Certain statements and information in this press release concerning results for the quarter ended October 31, 2012 may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “should,” “would,” “could” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. All comments concerning our expectations for future revenues and operating results are based on our forecasts of our existing operations and do not include the potential impact of any future acquisitions. Our forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections.

For additional information regarding known material factors that could cause our actual results to differ from our projected results, please see our filings with the SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publically update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

Tables to follow

MITCHAM INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)
(unaudited)

	October 31, 2012	January 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	23,990	$15,287
Restricted cash	96	98
Accounts receivable, net	18,627	35,788
Current portion of contracts and notes receivable	2,661	2,273
Inventories, net	7,524	6,708
Deferred tax asset	1,771	2,594
Prepaid income taxes	5,294	—
Prepaid expenses and other current assets	4,072	2,530
Total current assets	64,035	65,278
Seismic equipment lease pool and property and equipment, net	117,388	120,377
Intangible assets, net	4,185	4,696
Goodwill	4,320	4,320
Prepaid foreign income tax	-	3,519
Deferred tax asset	3,381	—
Other assets	412	39

Total assets	$193,721	$198,229

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,976	$13,037
Current maturities – long-term debt	142	1,399
Income taxes payable	-	2,419
Deferred revenue	925	543
Accrued expenses and other current liabilities	2,743	6,583

Total current liabilities	7,786	23,981
Non-current income taxes payable	417	5,435
Deferred tax liability	-	595
Long-term debt, net of current maturities	13,474	12,784
Total liabilities	21,677	42,795
Shareholders’ equity:
Preferred stock, $1.00 par value; 1,000 shares authorized; none issued and outstanding	-	—
Common stock, $0.01 par value; 20,000 shares authorized; 13,763 and 13,556 shares issued at October 31, 2012 and January 31, 2012, respectively	138	136
Additional paid-in capital	116,264	113,654
Treasury stock, at cost (925 shares at October 31, 2012 and January 31, 2012)	(4,857)	(4,857)
Retained earnings	52,932	39,297
Accumulated other comprehensive income	7,567	7,204

Total shareholders’ equity	172,044	155,434

Total liabilities and shareholders’ equity	$193,721	$198,229

MITCHAM INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)
(unaudited)

	For the Three Months Ended October 31,		For the Nine Months
			Ended October 31,
	2012	2011	2012	2011
Revenues:
Equipment leasing	$11,062	$17,411	$42,952	$46,458
Lease pool equipment sales	1,873	2,442	7,409	3,103
Seamap equipment sales	4,495	6,198	22,301	21,081
Other equipment sales	1,143	1,969	3,622	5,158

Total revenues	18,573	28,020	76,284	75,800

Cost of sales:
Direct costs — equipment leasing	1,663	2,365	6,308	6,348
Direct costs — lease pool depreciation	8,308	7,223	25,139	20,016
Cost of lease pool equipment sales	1,341	519	3,752	723
Cost of Seamap and other equipment sales	2,907	3,568	12,445	12,230

Total cost of sales	14,219	13,675	47,644	39,317

Gross profit	4,354	14,345	28,640	36,483
Operating expenses:
General and administrative	5,854	4,961	16,907	15,403
Provision for (recovery of) doubtful accounts	—	679	(443)	187
Depreciation and amortization	362	304	1,031	921

Total operating expenses	6,216	5,944	17,495	16,511

Operating (loss) income	(1,862)	8,401	11,145	19,972
Other income (expenses):
Interest, net	79	(25)	(22)	(295)
Other, net	(395)	680	(964)	8

Total other income (expenses)	(316)	655	(986)	(287)

(Loss) income before income taxes	(2,178)	9,056	10,159	19,685
Benefit (provision) for income taxes	956	(2,293)	3,477	(5,529)

Net (loss) income	$(1,222)	$6,763	$13,636	$14,156

Net (loss) income per common share:
Basic	$(0.10)	$0.55	$1.07	$1.28

Diluted	$(0.10)	$0.52	$1.03	$1.21

Shares used in computing net income per common share:
Basic	12,771	12,381	12,687	11,091
Diluted	12,771	12,982	13,264	11,689

MITCHAM INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	For the Nine Months
	Ended October 31,
	2012	2011
Cash flows from operating activities:
Net income	$13,636	$14,156
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	26,270	21,038
Stock-based compensation	1,323	1,133
Provision for doubtful accounts, net of charge offs	(636)	1,281
Provision for inventory obsolescence	178	73
Gross profit from sale of lease pool equipment	(3,657)	(2,380)
Excess tax benefit from exercise of non-qualified stock options and restricted shares	(441)	(394)
Deferred tax benefit	(3,524)	(763)
Changes in non-current income taxes payable	(5,003)	822
Changes in working capital items:
Accounts receivable	17,662	(10,794)
Contracts and notes receivable	(761)	2,590
Inventories	(623)	(972)
Prepaid expenses and other current assets	(1,341)	(625)
Income taxes receivable and payable	(7,672)	1,167
Prepaid foreign income tax	3,519	(419)
Accounts payable, accrued expenses, other current liabilities and deferred revenue	(2,801)	2,447

Net cash provided by operating activities	36,129	28,360

Cash flows from investing activities:
Purchases of seismic equipment held for lease	(35,531)	(40,957)
Purchases of property and equipment	(795)	(1,084)
Sale of used lease pool equipment	7,409	3,103
Payment for earn-out provision	—	(148)
Net cash used in investing activities	(28,917)	(39,086)

Cash flows from financing activities:
Net payments on line of credit	650	(17,700)
Proceeds from equipment notes	180	37
Payments on borrowings	(1,528)	(2,647)
Net purchases of short-term investments	—	(101)
Proceeds from issuance of common stock upon exercise of options	331	788
Net proceeds from public offering of common stock	—	31,028
Excess tax benefit from exercise of non-qualified stock options and restricted shares	441	394
Net cash provided by (used in) financing activities	74	11,799
Effect of changes in foreign exchange rates on cash and cash equivalents	1,417	186

Net change in cash and cash equivalents	8,703	1,259
Cash and cash equivalents, beginning of period	15,287	14,647

Cash and cash equivalents, beginning of period	$23,990	$15,906

Mitcham Industries, Inc.

Reconciliation of Net Income and Net Cash Provided by Operating Activities to EBITDA

	For the Three Months Ended		For the Nine Months Ended
	October 31,		October 31,
	2012	2011	2012	2011
		(in thousands)		(in thousands)
Reconciliation of Net income to EBITDA and Adjusted EBITDA
Net (loss) income	$(1,222)	$6,763	$13,636	$14,156
Interest (income) expense, net	(79)	25	22	295
Depreciation and amortization	8,703	7,559	26,270	21,038
(Benefit) provision for income taxes	(956)	2,293	(3,477)	5,529
EBITDA (1)	6,446	16,640	36,451	41,018
Stock-based compensation	259	196	1,323	1,133

Adjusted EBITDA (1)	$6,705	$16,836	$37,774	$42,151

Reconciliation of Net cash provided by operating activities to EBITDA
Net cash provided by operating activities	$6,849	$8,722	$36,129	$28,360
Stock-based compensation	(259)	(196)	(1,323)	(1,133)
Changes in trade accounts, contracts and notes receivable	(6,029)	7,169	(16,901)	8,204
Interest paid	122	77	447	574
Taxes paid , net of refunds	1,187	677	8,222	4,206
Gross profit from sale of lease pool equipment	532	1,923	3,657	2,380
Changes in inventory	253	407	623	972
Changes in accounts payable, accrued expenses and other current liabilities and deferred revenue	758	(424)	2,801	(2,447)
Other	3,033	(1,715)	2,796	(98)

EBITDA (1)	$6,446	$16,640	$36,451	$41,018

(1)	EBITDA is defined as net income before (a) interest expense, net of interest income, (b) provision for (or benefit from) income taxes and (c) depreciation, amortization and impairment. Adjusted EBITDA excludes stock-based compensation. We consider EBITDA and Adjusted EBITDA to be important indicators for the performance of our business, but not measures of performance calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”). We have included these non-GAAP financial measures because management utilizes this information for assessing our performance and liquidity and as indicators of our ability to make capital expenditures, service debt and finance working capital requirements. The covenants of our revolving credit agreement require us to maintain a minimum level of EBITDA. Management believes that EBITDA and Adjusted EBITDA are measurements that are commonly used by analysts and some investors in evaluating the performance and liquidity of companies such as us. In particular, we believe that it is useful to our analysts and investors to understand this relationship because it excludes transactions not related to our core cash operating activities. We believe that excluding these transactions allows investors to meaningfully trend and analyze the performance and liquidity of our core cash operations. EBITDA and Adjusted EBITDA are not measures of financial performance or liquidity under GAAP and should not be considered in isolation or as alternatives to cash flow from operating activities or as alternatives to net income as indicators of operating performance or any other measures of performance derived in accordance with GAAP. In evaluating our performance as measured by EBITDA, management recognizes and considers the limitations of this measurement. EBITDA and Adjusted EBITDA do not reflect our obligations for the payment of income taxes, interest expense or other obligations such as capital expenditures. Accordingly, EBITDA and Adjusted EBITDA are only two of the measurements that management utilizes. Other companies in our industry may calculate EBITDA or Adjusted EBITDA differently than we do and EBITDA and Adjusted EBITDA may not be comparable with similarly titled measures reported by other companies.

Mitcham Industries, Inc.
Segment Operating Results
(unaudited)

	For the Three Months Ended		For the Nine Months Ended
	October 31,		October 31,
	2012	2011	2012	2011
		(in thousands)		(in thousands)
Revenues:
Equipment Leasing	$14,078	$21,822	$53,983	$54,719
Seamap	4,839	6,743	23,134	22,009
Inter-segment sales	(344)	(545)	(833)	(928)

Total revenues	18,573	28,020	76,284	75,800
Cost of sales:
Equipment Leasing	12,177	11,636	38,193	30,972
Seamap	2,052	2,485	10,065	9,041
Inter-segment costs	(10)	(446)	(614)	(696)

Total cost of sales	14,219	13,675	47,644	39,317

Gross profit	4,354	14,345	28,640	36,483
Operating expenses:
General and administrative	5,854	4,961	16,907	15,403
Provision for (recovery of) doubtful accounts	—	679	(443)	187
Depreciation and amortization	362	304	1,031	921

Total operating expenses	6,216	5,944	17,495	16,511

Operating (loss) income	$(1,862)	$8,401	$11,145	$19,972

Equipment Leasing Segment:
Revenue:
Equipment leasing	$11,062	$17,411	$42,952	$46,458
Lease pool equipment sales	1,873	2,442	7,409	3,103
New seismic equipment sales	181	611	619	1,013
SAP equipment sales	962	1,358	3,003	4,145

	14,078	21,822	53,983	54,719
Cost of sales:
Direct costs-equipment leasing	1,664	2,365	6,546	6,348
Lease pool depreciation	8,314	7,404	25,276	20,217
Cost of lease pool equipment sales	1,341	519	3,752	723
Cost of new seismic equipment	111	336	358	559
sales
Cost of SAP equipment sales	747	1,012	2,261	3,125

	12,177	11,636	38,193	30,972

Gross profit	$1,901	$10,186	$15,790	$23,747

Gross profit %	14%	47%	29%	43%
Seamap Segment:
Equipment sales	$4,839	$6,743	$23,134	$22,009
Cost of equipment sales	2,052	2,485	10,065	9,041

Gross profit	$2,787	$4,258	$13,069	$12,968

Gross profit %	58%	63%	56%	59%

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